Exhibit 99

Harrow Licenses Canadian Rights to Apotex
For Five Branded Ophthalmic Pharmaceutical Products

NASHVILLE, Tenn. and TORONTO, Ontario, Canada (February 15, 2024) – Harrow, Inc. (Nasdaq: HROW), a leading U.S. eyecare pharmaceutical company, and Apotex Inc. (“Apotex”), Canada’s largest pharmaceutical company, today jointly announced an exclusive out-licensing agreement under which Apotex will market and distribute VERKAZIA® and over-the-counter (OTC) Cationorm® PLUS in the Canadian market, and concurrently, pursue market approval in Canada for VEVYE®, IHEEZO®, and ZERVIATE®.

“We are pleased to enter the Canadian market through this partnership with Apotex, which has a proven track record of success serving Canadian eyecare professionals and their patients,” said Mark L. Baum, Chairman and Chief Executive Officer of Harrow. “This exclusive agreement fulfills our commitment to access and availability of these five important ophthalmic pharmaceutical products, and we look forward to working closely with our partners at Apotex over the coming years as they seek approval for VEVYE, IHEEZO and ZERVIATE in the Canadian market.”

“We are excited to partner with Harrow to provide access to an innovative branded line of ophthalmic products that complement our existing portfolio,” stated Allan Oberman, President and Chief Executive Officer of Apotex. “This alliance expands Apotex’s product offering in Canada to include innovative patented pharmaceutical medicines, aligned with our ongoing strategic focus to further expand our innovative branded pharmaceutical therapeutic areas of focus in becoming a Canadian-based global health company.”

“Adding these products strengthens our therapeutic line and provides Canadian patients with valuable new treatment options,” adds Mike Woolcock, Senior Vice President, Biosimilars & Specialty. “We look forward to collaborating with Harrow to expand this line with VEVYE, IHEEZO, and ZERVIATE upon receiving market approval to improve the overall patient quality of life in this category.”

Under the terms of the agreement, Apotex licensed exclusive rights and marketing authorizations of the following products in the Canadian market from Harrow:

●	VERKAZIA (cyclosporine ophthalmic emulsion) 0.1%, a calcineurin inhibitor immunosuppressant indicated for the treatment of vernal keratoconjunctivitis (VKC) in children from four years of age through adolescence.
●	Cationorm PLUS, an OTC, preservative-free emulsion for the treatment of dry eye symptoms and the treatment of signs and symptoms of ocular allergy.

And for products, Apotex will pursue approval for in Canada:

●	VEVYE (cyclosporine ophthalmic solution) 0.1%, a novel water-free vehicle (perfluorobutylpentane) based on semifluorinated alkanes, indicated to treat the signs and symptoms of dry eye disease.
●	IHEEZO (chloroprocaine hydrochloride ophthalmic gel) 3%, a single-use, low-viscosity gel indicated for ocular surface anesthesia.
●	ZERVIATE (cetirizine ophthalmic solution) 0.24%, a histamine-1 (H1) receptor antagonist indicated for the treatment of ocular itching associated with allergic conjunctivitis.

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Harrow Licenses Canadian Rights to Apotex For Five Branded Ophthalmic Pharmaceutical Products

February 15, 2024

About Apotex Inc.

Apotex Inc. is a Canadian-based global health company that produces high-quality, affordable and complex medicines for patients around the world, with a strategic focus on becoming a Pan-Canadian Health Champion. Apotex has an integrated portfolio of generic and innovative branded pharmaceutical products for global markets. Apotex employs almost 7,000 people worldwide in manufacturing, R&D, and commercial operations. Apotex medicines are accessible to patients in more than 75 countries globally. Through vertical integration, Apotex is comprised of multiple divisions and affiliates, including Apotex Inc., focused on generic and specialty innovative medicines in Canada and internationally, Apotex Corp., an affiliate of Apotex Inc. which markets and sells products in the United States, and Apobiologix, a division of Apotex Inc. focused on biosimilar development. For more information, visit: www.apotex.com

About Harrow

Harrow, Inc. (Nasdaq: HROW) is a leading eyecare pharmaceutical company engaged in the discovery, development, and commercialization of innovative ophthalmic pharmaceutical products for the U.S. market. Harrow helps U.S. eyecare professionals preserve the gift of sight by making its comprehensive portfolio of prescription and non-prescription pharmaceutical products accessible and affordable to millions of Americans each year. For more information about Harrow, please visit harrow.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any statements in this release that are not historical facts may be considered such “forward-looking statements.” Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties which may cause results to differ materially and adversely from the statements contained herein. Some of the potential risks and uncertainties that could cause actual results to differ from those predicted include, among others, risks related to: our ability to successfully implement our business plan and commercialize our products in a timely manner or at all, obtain necessary approvals for products in Canada, recruit and retain qualified personnel, manage any growth we may experience and successfully realize the benefits of the licensing arrangements; physician interest in and market acceptance of our products; competition from other pharmaceutical companies; general economic and business conditions, including inflation and supply chain challenges; and regulatory and legal risks and uncertainties related to our operations and the pharmaceutical business in general. These and additional risks and uncertainties are more fully described in Harrow’s filings with the Securities and Exchange Commission (the “SEC”), including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Such documents may be read free of charge on the SEC’s web site at sec.gov. Undue reliance should not be placed on forward-looking statements, which speak only as of the date they are made. Except as required by law, Harrow undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events.

Contacts:

For Harrow:

Investors	Media
Jamie Webb	Deb Holliday
Director of Communications and Investor Relations	Holliday Communications, Inc.
jwebb@harrowinc.com	deb@hollidaycommunications.net
615-733-4737	412-877-4519

For Apotex:
Media
media@apotex.com

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